Exhibit 10.28

COST SHARING AGREEMENT

THIS AGREEMENT, made as of this 31st day of March, 2003, by and among State Auto Property and Casualty Insurance Company (“State Auto P&C”), State Automobile Mutual Insurance Company (“Mutual”), and Columbus Marketing, Inc. (“CMI”), is effective January 1, 2003.

WHEREAS, State Auto P&C desires to make available to CMI and CMI desires to obtain from State Auto P&C the services of State Auto P&C through its executive, managerial, administrative and other employees and human resources; and

WHEREAS, Mutual desires to make available to CMI its data processing and other equipment and facilities, including office space, all of which may be used jointly by CMI and Mutual; and

WHEREAS, it is necessary to provide for the allocation and apportionment of the expenses of CMI.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, AND INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto agree as follows:

1. State Auto P&C, through its employees, shall operate, administer, and manage the day-to-day business operations of and otherwise perform Management and Operations Services (as defined below) for CMI in accordance with the guidelines policies of CMI which may be in effect or established from time to time by the board of directors of CMI. The management and administration of CMI’s business operations by State Auto P&C shall include, without limitation, management of such company’s business operations, its relations with its subsidiary insurance agencies, its accounting and auditing facilities, and every other business operation that supports or attends the performance of those services or other business functions of CMI. State Auto P&C shall use the same degree of care in acting on behalf of CMI as it uses in connection with the conduct of its insurance business operations. For the purposes of this agreement it is understood and agreed that Management and Operations Services means all services, including without limitation, executive, managerial, supervisory, administrative, technical, professional, and clerical services, necessary or appropriate in the operation of the respective businesses of CMI. Any of State Auto P&C’s employees may also serve as directors or officers of CMI, notwithstanding that such persons may also be officers or directors of State Auto P&C. State Auto P&C shall have the right to continue using for its business operations all of its employees provided to the other party hereunder. To the extent reasonably possible, CMI shall jointly utilize State Auto P&C’s employees in a cooperative manner and consistent with the best business interests and needs of CMI and State Auto P&C. State Auto P&C shall direct its employees, in performing such services for CMI, to use their best efforts to promote the general interests and economic welfare of CMI in the same manner as such employees provide services to their direct employer. Nothing contained in this Agreement shall impair the authority and responsibility of the Board of Directors of CMI to exercise managerial control as provided in said company’s Articles of Incorporation.

2. Mutual shall provide to CMI, as is reasonably required by CMI in connection with the CMI’s business operations, Mutual’s equipment and facilities owned or leased by Mutual from time to time in the course of its business operations. Mutual shall have the right to continue using for its business operations all of its equipment and facilities provided to CMI hereunder. To the extent reasonably possible, CMI shall jointly utilize Mutual’s equipment and facilities in a cooperative manner and consistent with the best business interests and needs of CMI and Mutual.

3. It is understood and agreed that Mutual shall act as the common paymaster of the employees of State Auto P&C providing services to CMI and that it shall also act as the common agent on behalf of CMI. Utilizing the employees of State Auto P&C, Mutual shall act as agent for CMI and to the extent necessary for the purposes of its business, in collecting and disbursing funds due to CMI, and in paying expenses and other operating costs of the facilities used by CMI except for those expenses paid directly by CMI from its own accounts. CMI is responsible for its own direct expenses incurred in the operations of its business and it agrees to reimburse Mutual for any of such expenses which Mutual may have incurred as the common agent of such company. Because the State Auto Companies operate utilizing employees of one employer, State Auto P&C, and the facilities and equipment of one common agent and common paymaster, Mutual, the non-direct expenses incurred by Mutual and State Auto P&C for the benefit of CMI shall be apportioned to CMI, in accordance with the provisions of this Agreement and reimbursed to Mutual and State Auto P&C by CMI in accordance with the provisions of this Agreement.

4. All expenses of CMI which are not otherwise paid directly by CMI will be apportioned to CMI in accordance with all applicable statutory accounting principles including, without limitation, SSAP #70. The books, accounts, and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the expenses apportioned to the respective parties.

5. All amounts due under this Agreement shall be due and payable by the respective company within forty-five days after the end of each calendar quarter. The amounts due from CMI hereunder shall be reviewed by State Auto P&C and Mutual on a semi-annual or annual basis as appropriate to reasonably verify such amounts. Any resulting adjustments shall be settled between the parties or credited to future payment periods as may be determined by State Auto P&C and Mutual.

6. Any notices to be given hereunder shall be in writing and shall be deemed effective when delivered in person or by facsimile or, if mailed, two days after mailing first class prepaid, to the address of the principal office of the party to which the notice is being given.

7. This Agreement may not be assigned by any party without the prior written consent of the other party. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

8. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements with respect thereto. Any modifications or amendments to this Agreement must be in writing and signed by the parties to be bound and submitted to the Ohio Department of Insurance for approval as and to the extent required by then current Ohio law.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio both as to execution and performance.

10. This Agreement shall remain in force for a period of five years unless terminated prior thereto as provided herein. Any party to this Agreement may terminate this Agreement by giving written notice to the other party, stating a date certain not less than 90 days hence on which such termination will become effective. The Agreement may be renewed for additional five-year terms by the written consent of all the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY

By:	/s/ Robert H. Moone
Title:	President

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Robert H. Moone
Title:	President

COLUMBUS MARKETING, INC.

By:	/s/ Robert H. Moone
Title:	President

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